RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               WSB HOLDING COMPANY


         Article 1. Name. The name of the corporation is WSB Holding Company (hereinafter, the "Company").

         Article 2. Registered Office. The address of the initial registered office of the Company in the Commonwealth of Pennsylvania is 807 Middle Street, Pittsburgh, Pennsylvania 15212.

         Article 3. Nature of Business. The Company is organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL") for the purpose of engaging in any lawful act or activity for which a corporation may be organized under the laws of the Commonwealth of Pennsylvania.

         Article 4. Duration. The term of the existence of the Company shall be perpetual.

         Article 5. Capital Stock.

         A. Authorized Amount. The total number of shares of capital stock that the Company has authority to issue is 5,000,000 of which 1,000,000 shall be serial preferred stock, no par value (hereinafter, the "Preferred Stock") and 4,000,000 shall be common stock, par value $0.10 per share (hereinafter, the "Common Stock"). Except to the extent required by governing law, rule, or regulation, the shares of capital stock may be issued from time to time by the board of directors of the Company (hereinafter, the "Board of Directors") without further approval of stockholders. The Company shall have the authority to purchase its capital stock out of funds lawfully available therefor.

         B. Common Stock. Except as provided in this Article 5 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Company. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Company after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

         C. Authority of Board to Fix Terms of Preferred Stock. A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors to establish series of Preferred Stock or to determine that Preferred Stock will be issued as a class without series and to fix and determine the voting rights, designations, preferences, and other special rights of the Preferred Stock as a class or of the series thereof are as follows:

         Preferred Stock may be issued from time to time as a class without series or in one or more series. Each series shall be designated in supplementary sections or amendments to these Articles of Incorporation by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may by resolution and amendment to these Articles of Incorporation from time to time divide shares of Preferred Stock into series, or determine that the Preferred Stock shall be issued as a class without series, fix and determine the number of shares in a series and the terms and conditions of the issuance of the class or the series, and, subject to the provisions of this Article 5, fix and determine the rights, preferences, qualifications, privileges, limitations, and other special rights, if any, of the class (if none of such shares of the class have been issued) or of any series so established, including but not limited to, voting rights (which may be limited, multiple, fractional, or non-voting rights), the rate of dividend, if any, and whether or to what extent, if any, such dividends shall be cumulative (including the date from which dividends shall be cumulative, if any), the price at and the terms and conditions on which shares may be redeemed, if any, the preference and the amounts payable on shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares in the event shares of the class or of any series are issued with sinking fund provisions, and the terms and conditions on which the shares of the class or of any series may be converted in the event the shares of the class or of any series are issued with the privilege of conversion.

         The Board of Directors may, in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.

         D. Repurchase of Shares. The Company may, from time to time, pursuant to authorization by the Board of Directors and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Company in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Company outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

         Article 6. Incorporator. The name and business address of the sole incorporator is as follows:


               Name                      Address
         ----------------                -----------------
         Robert Neudorfer                807 Middle Street
                                         Pittsburgh, Pennsylvania  15212

         Article 7. Directors. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

         A. Number. The number of directors of the Company shall be such number, not less than 5 nor more than 15 (exclusive of directors, if any, to be elected by holders of Preferred Stock, voting separately as a class), as shall be provided from time to time in accordance with the bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action.

         B. Classified Board. The Board of Directors shall be divided into four classes of directors that shall be designated Class I, Class II, Class III and Class IV. The members of each class shall be elected for a term of four years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the term of office of Class I to expire at the first annual meeting of stockholders, the term of office of Class II to expire at the annual meeting of stockholders one year thereafter, the term of office of Class III to expire at the annual meeting of stockholders two years thereafter and the term of Class IV to expire at the annual meeting of stockholders three years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the four succeeding annual meeting of stockholders after their election.

         Should the number of directors of the Company be reduced, the directorship(s) eliminated shall be allocated among the classes so that the number of directors in each class is as specified in the immediately preceding paragraph. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Should the number of directors of the Company be increased, the additional directorships shall be allocated among such classes so that the number of directors in each class is as specified in the immediately preceding paragraph.

         Whenever the holders of any one or more series of Preferred Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article 7. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred

Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

           The initial board of directors shall consist of the following individuals divided into the following classes:

Class I              Class II           Class III         Class IV
-------              --------           ---------         --------

Joseph J. Manfred    Johanna C. Guehl   Robert Neudorfer  Stanford H. Rosenburg
John P. Mueller      John T. Ringland

         C. No Cumulative Voting. Stockholders of the Company shall not be permitted to cumulate their votes for the election of directors.

         D. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which such director was appointed shall expire and until a successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be appointed.

         E. Removal. Unless otherwise required by law, a director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only for cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal by stockholders shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Company. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting. Directors may also be removed from office in the manner provided in Sections 1726(b) and 1726(c) of the BCL, or any successors to such sections.

         F. Nominations of Directors. Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article 7.F shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article 7.F shall be provided for use at the annual meeting.

         Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this Article 7.F. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company; provided, however, that with respect to the first scheduled annual meeting, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled meeting was mailed and must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock that are Beneficially Owned (as determined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor thereto; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Company stock that are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board of Directors for election as a director at an annual meeting shall furnish to the Secretary of the Company the same information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

         The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Article 7.F. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder's notice does not satisfy the informational requirements of this Article 7.F in any material respect, the Secretary of the Company shall notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 7.F in any material respect, then the Board of Directors may reject such stockholder's nomination. The Secretary of the Company shall notify a stockholder in writing whether such person's nomination has been made in accordance with the time and informational requirements of this Article 7.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 7.F. If the presiding officer determines that a nomination was made in accordance with the terms of this
Article 7.F, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 7.F, such person shall so declare at the annual meeting and the defective nomination shall be disregarded.

         Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the provisions of this Article 7.F shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

         Article 8. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series or of other securities of the Company shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, any unissued bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series, or any shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Company purchased by the Company pursuant to Article 5.D; but any such unissued, or issued but not outstanding, stock, bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

         Article 9. Elimination of Directors' Liability. A director of the Company shall not be personally liable, as such, for monetary damages for any action taken unless: (i) the director has breached or failed to perform such director's fiduciary duties, or other duties under Chapter 17, Subchapter B of the BCL, of such director's office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state, or local law. If the laws of the Commonwealth of Pennsylvania are amended after the effective date of these Articles of Incorporation to eliminate further or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by law.

         Any  repeal  or  modification   of  the  foregoing   paragraph  by  the
stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         Article 10. Indemnification, etc. of Officers, Directors, Employees, and Agents.

         A. Persons. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

         B. Extent -- Derivative Actions. In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

         C. Standard -- Derivative Suits. In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

                  1. such person is successful on the merits or otherwise; or

                  2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D. Extent -- Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

                  1. such person is successful on the merits or otherwise; or

                  2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

         F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

                  1. the Board of Director by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

                  2. if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  3. the stockholders of the Company.

         G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in Article 10.A may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

         I. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         J. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this
Article 10.

         K. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 10.

         L. Modification. The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 10 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 10, and no amendment or termination of any trust or other fund created pursuant to Article 10.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

         M. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 10, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

         N. Savings Clause. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

         If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

         Article 11.       Meetings of Stockholders and Stockholder Proposals.

         A. Special Meetings of Stockholders. Special meetings of the stockholders of the Company may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

         B. Action Without a Meeting. Notwithstanding any other provision of these Articles or the Bylaws of the Company, no action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         C. Stockholder Proposals. At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (1) the Board of Directors or (2) any stockholder of the Company who complies with all the requirements set forth in this Article 11.C.

         Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this Article 11.C. For stockholder proposals to be considered at the annual meeting of stockholders, the stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company. Such stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company stock that are Beneficially Owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

         The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of this Article 11.C. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder's notice does not satisfy the informational requirements of this Article 11.C in any material respect, the Secretary of the Company shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 11.C in any material respect, then the Board of Directors may reject such stockholder's proposal. The Secretary of the Company shall notify a stockholder in writing whether such stockholder's proposal has been made in accordance with the time and informational requirements of this Article 11.C. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this
Article 11.C. If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Article 11.C, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this
Article 11.C, such person shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

         This provision shall not prevent the consideration and approval or disapproval at the annual meeting of report of officers, directors, and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed, and received as herein provided.

         Article 12.       Certain Limitations on Voting Rights

         A. Limitations. Notwithstanding any other provision of these Articles, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such Person owning shares in excess of the Limit.

         Further, for a period of five years from the completion of the conversion of Workingmens Savings Bank, FSB from mutual to stock form, no Person shall directly or indirectly Offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company.

         B. Definitions.  The following  definitions shall apply to this Article
12.

                  1. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate.

                  2. "Beneficial Ownership" (including "Beneficially Owned") shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate; provided, however, that a Person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

                           (a) which such Person or any of its Affiliates owns, directly or indirectly; or

                           (b) which such  Person or any of its  Affiliates  has
                  (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any Voting Shares (as defined in Article 13) solely by reason of an agreement, contract, or other arrangement with this Company to effect any transaction which is described in Section A of Article 13) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate is otherwise deemed the Beneficial Owner); or

                           (c) which are owned  directly or  indirectly,  by any
                  other Person with which such first mentioned Person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Company;

and provided further, however, that (1) no director or officer of this Company (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to Beneficially Own any Common Stock Beneficially Owned by any other such director or officer (or any Affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Company or any subsidiary of this Company, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to Beneficially Own any Common Stock held under any such plan. For purposes of computing the percentage Beneficial Ownership of Common Stock of a Person, the outstanding Common Stock shall include shares deemed owned by such Person through application of this subsection but shall not include any other Common Stock which may be issuable by this Company pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Company pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

                  3. The term "Offer" shall mean every written offer to buy or acquire, solicitation of an offer to sell, tender offer or request or invitation for tender of, a security or interest in a security for value; provided that the term "Offer" shall not include (i) inquiries directed solely to the management of the Company and not intended to be communicated to stockholders which are designed to elicit an indication of management's receptivity to the basic structure of a potential acquisition with respect to the amount of cash and or securities, manner of acquisition and formula for determining price, or (ii) non-binding expressions of understanding or letters of intent with the management of the Company regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

                  4. A "Person" shall mean any individual, firm, corporation, or other entity.

         C. The board of directors shall have the power to construe and apply the provisions of this Article 12 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock Beneficially Owned by any Person, (ii) whether a Person is an Affiliate of another, (iii) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this Article 12.

         D. The board of directors shall have the right to demand that any Person who is reasonably believed to Beneficially Own Common Stock in excess of the Limit (or holders of record of Common Stock Beneficially Owned by any Person in excess of the Limit) supply the Company with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such Person who is reasonably believed to own shares in excess of the Limit and (ii) any other factual matter relating to the applicability or effect of this Article 12 as may reasonably be requested of such Person.

         E. Except as otherwise  provided by law or  expressly  provided in this
Article 12, the presence in person or by proxy of the holders of record of shares of capital stock of the Company entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article 12) entitled to be cast by the holders of shares of capital stock of the Company entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

         F. The provisions of this Article 12 shall not be applicable to any tax-qualified defined benefit plan or defined contribution plan of the Company or its subsidiaries or to the acquisition of more than 10% of any class of equity security of the Company if such acquisition has been approved by two-thirds of the entire Board of Directors, as described in Article 13 of this Article; provided, however, that such approval shall only be effective if such Directors shall have the power to construe and apply the provisions of this
Article 12 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares Beneficially Owned by any Person, (b) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Ownership, (c) the application of any other material fact relating to the applicability or effect of this Article 12. Any constructions, applications, or determinations made by the Directors pursuant to this Article 12 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Company and its stockholders.

         G. In the event any provision (or portion thereof) of this Article 12 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article 12 shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Company and its stockholders that each such remaining provision (or portion thereof) of this Article 12 remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

         Article 13.  Stockholder Approval of Business Combinations

         A. General Requirement. The definitions and other provisions set forth in Article 12 are also applicable to this Article 13. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Shares (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" as defined and set forth below:

                  1. Any merger, consolidation, share exchange or division of the Company or any Subsidiary of the Company with or into (i) any Interested Shareholder (as hereinafter defined), or (ii) with, involving or resulting in any other corporation (whether or not itself an Interested Shareholder of the Company) which is, or after the merger, consolidation, share exchange or division would be, an Affiliate or Associate of the Interested Shareholder;

                  2. A sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions) to or with the Interested Shareholders or any Affiliate or Associate or such Interested Shareholder of assets of the Company or any Subsidiary of the Company (i) Having an aggregate Market Value (as hereinafter defined) equal to 10% or more of the aggregate Market Value of all the assets, determined on a consolidated bases, of such Company; (ii) having an aggregate Market Value equal to 10% or more of the aggregate Market Value of all outstanding shares of such Company; or (iii) representing 10% or more of the earning power or net income, determined on a consolidated basis, of such Company.

                  3. The issuance or transfer by the Company or any Subsidiary of the Company (in one or a series of transactions) of any shares of such Company or any Subsidiary of such Company which has an aggregate Market Value equal to 5% or more of the aggregate Market Value of all the outstanding shares of the Company to the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder except pursuant to the exercise of option rights to purchase shares, or pursuant to the conversion of securities having conversion rights, offered, or a dividend or distribution paid or made, pro rata to all shareholders of the Company.

                  4. The adoption at any time of any plan or proposal for the liquidation or dissolution of the Company proposed by, or pursuant to any agreement, arrangement or understanding with the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder.

                  5. A reclassification of securities (including, without limitation, any split of shares, dividend of shares, or other distribution of shares in respect of shares, or any reverse split of shares), or recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary of the Company, or any other transaction (whether or not with or into or otherwise involving the Interested Shareholder), proposed by, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of Voting Shares or securities convertible into Voting Shares of the Company or any Subsidiary of the Company which is, directly or indirectly, owned by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments.

                  6. The receipt by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by or through the Company.

         The affirmative vote required by this Article 13 shall be in addition to the vote of the holders of any class or series of stock of the Company otherwise required by law, by any other Article of these Articles of Incorporation, as the same may be amended from time to time, by any resolution of the Board of Directors providing for the issuance of a class or series of stock, or by any agreement between the Company and any national securities exchange.

         B.       Certain Definitions.

                  1. "Share Acquisition Date" means with respect to any Person and the Company, the date that such person first became an Interested Shareholder of the Company.

                  2. The "Market Value" of the common stock of the Company shall be the highest closing sale price during the 30-day period immediately preceding the date in question of the share of the composite tape for New York Stock Exchange-listed shares, or, if the shares are not quoted on the composite tape or if the shares are not listed on the exchange, on the principal United States securities exchange registered under the exchange act, on which such shares are listed, or, if the shares are not listed on any such exchange, the highest closing bid quotation with respect to the share during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no quotations are available, the fair market value on the date in question of the share as determined by the Board of Directors of the Company in good faith. In the case of property other than cash or shares, the fair market value of the property on the date in question as determined by the Board of Directors of the Company in good faith.

                  3. The term "Interested Shareholder," means any Person (other than the Company or any Subsidiary of the Company) that:

                  (i) Is the Beneficial Owner, directly or indirectly, of shares entitling that Person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the Company; or

                  (ii) Is an Affiliate or Associate of such Company and at any time within the five-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares entitling that Person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the Company.

         Exception - For the purpose of determining whether a Person is an Interested Shareholder:

                  (1) The number of votes that would be entitled to be cast in an election of directors of the Company shall be calculated by including shares deemed to be beneficially owned by the Person through application of the definition of "Beneficial Owner" in section 12.B, but excluding any other unissued shares of such Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion or option rights or otherwise; and

                  (2) There shall be excluded from the Beneficial Ownership of the Interested Shareholder any:

         Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the Company by the natural Person or entity that acquired them from the Company.

         For the purpose only of determining the percentage of the outstanding shares of Voting Shares which any corporation, partnership, person, or other entity beneficially owns, directly or indirectly, the outstanding shares of Voting Shares will be deemed to include any shares of Voting Shares which such corporation, partnership, person or other entity beneficially owns pursuant to the foregoing provisions of this subsection (whether or not such shares of Voting Shares are in fact issued or outstanding), but shall not include any other shares of Voting Shares which may be issuable either immediately or at some future date pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, exchange rights, warrants, options, or otherwise.

                  4. The term "Voting Shares" shall mean any shares of the authorized stock of the Company entitled to vote generally in the election of directors.

         C. Exceptions. The provisions of this Article 13 shall not apply to a Business Combination which is approved by two-thirds of those members of the Board of Directors who were directors prior to the time when the Interested Shareholder became an Interested Shareholder (the "Continuing Directors"). The provisions of this Article 13 also shall not apply to a Business Combination:

                  (1) Approved by the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the Company, not including any Voting Shares beneficially owned by the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, at a meeting called for such purpose no earlier than three months after the Interested Shareholder became, and if at the time of the meeting the Interested Shareholder is, the Beneficial Owner, directly or indirectly, of shares entitling the Interested Shareholder to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors of the Company; or

                  (2) Approved by the affirmative vote of all of the holders of all of the outstanding common shares.

                  (3) Approved by the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the Company, not including any Voting Shares beneficially owned by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder, at a meeting called for such purpose no earlier than five years after the Interested Shareholder's Share Acquisition Date.

                  (4) Approved at a shareholders' meeting called for such purpose no earlier than five years after the Interested Shareholder's Share Acquisition Date.

         D. Additional Provisions. Nothing contained in this Article 13, shall be construed to relieve an Interested Shareholder from any fiduciary obligation imposed by law. In addition, nothing contained in this Article 13 shall prevent any shareholder of the Company from objecting to any Business Combination and from demanding any appraisal rights which may be available to such shareholder.

         E. Amendments. Notwithstanding any provisions of these Articles of Incorporation or the Bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by laws, these Articles of Incorporation or the Bylaws of the Company), the affirmative vote of the holders of at least 80 percent of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least 80 percent of the outstanding shares of each such class or series) shall be required to amend or repeal this Article 13 or adopt any provisions inconsistent with this Article.

         Article 14. Evaluation of Offers. The Board of Directors of the Company, when evaluating any offer to (A) make a tender or exchange offer for any equity security of the Company, (B) merge or consolidate the Company with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer: on the Company's present and future customers and employees and those of its subsidiaries; on the communities in which the Company and its subsidiaries operate or are located; on the ability of the Company to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

         Article 15.  Stockholder Approval of Business Combinations

         A. Stockholder Vote. Any merger, consolidation, liquidation, or dissolution of the Company or any action that would result in the sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company eligible to vote at a legal meeting.

         B. Board Approval. The provisions of Article 15.A shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote, if any, as would be required by Pennsylvania law, if such Business Combination is approved by two-thirds of the entire Board of Directors of the Company.

         Article 16.       Amendment of Articles and Bylaws.

         A. Articles. The Company reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change, or repeal of these Articles of Incorporation shall be made unless such amendment addition, alteration, change, or repeal is first proposed and approved by the Board of Directors pursuant to a resolution proposed and adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change, or repeal any provision inconsistent with Articles 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16.

         B. Bylaws. The Board of Directors or stockholders may adopt, alter, amend, or repeal the Bylaws of the Company. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.